Select Inquiries Received through May 22, 2008

1) Question on the revenue to capital yield – what is the approximate yield on revenue that you hope to reach, and how long is it likely to take (how long to wash through the lower yielding loans), other things being equal?

We don’t maintain a revenue to capital yield target. The ratio of revenue to capital depends on pricing and loan performance. With respect to pricing, our objective is to maximize the amount of Economic Profit produced from new originations. With respect to loan performance, our goal is to achieve a collection rate consistent with the expectation we had when the loan was originated.

2) Why are Salaries and Wages up so significantly Y/Y?

Salaries and Wages increased from $11.9 million in the first quarter of 2007 to $17.7 million in the first quarter of 2008, an increase of 49.6%. At the same time, the primary drivers of salaries and wage expense including the unit volume of loan originations and the number of delinquent accounts in our loan portfolio increased by approximately 15%. The following factors contributed to a greater than proportionate increase in salaries and wages:

•	A smaller percentage of loan origination costs were deferred. For dealer loans, certain loan origination costs are deferred and expensed over the life of the loan while, for purchased loans, all origination costs are expensed immediately. Since purchased loans represent a greater proportion of our business, the deferral was lower in Q1 2008 compared Q1 of 2007. Deferring the same proportion of expenses in Q1 of 2008 would have reduced salaries and wages by approximately $1.0 million.

•	We increased salaries and wages related to various support functions by $3.1 million, or 46.9%. The increases include salaries and wages related to Information Technology ($1.4 million) and Analytics ($400,000). While a portion of this increase was related to growth, most of the increase reflects a decision to expand our capabilities in these areas. Both functions are important to our strategy and we expect we will get a good return on our investment. (The Analytics function provides decision models, forecasting and other quantitative based analysis). The remaining increases in support functions were spread among Legal, Finance and Operations Improvement, the latter being a new support function we added to drive continuous process improvement in our Operational areas. In addition, expenses related to restricted stock and restricted stock units increased support salaries and wages by $400,000, primarily due to changes in vesting assumptions which reduced the expense recorded in Q1 of 2007.

Excluding the items mentioned above, the increase in salaries and wages was consistent with the increase in loan volume and delinquent accounts.

3) Can you update us on the status of your funding resources at this point relative to your growth plans/objectives for this year and next?

In our response to an investor question posted on our website on March 19, 2008, we pointed out that the exact amount of debt that we would require was dependent on growth rates and profitability levels. We also stated that our current plans required a minimum of $750 million in debt capacity by year end 2008 and that, to reach this level, we needed to secure an additional $171.5 million of borrowing capacity.

Since that time we have completed a $150 million secured financing which leaves us just short of our previously stated goal. Our projections indicate that currently available capital will allow us to grow unit volumes at 10%-15% over the remainder of the year. If we are able to access additional capital, it will provide us the ability to grow faster than 10%-15%.

In order to continue to grow unit volumes at this rate in 2009, we will need to accomplish the following:

•	Renew our $325 million warehouse line of credit.

•	Access an additional $300-350 million in additional capital to allow us to refinance existing amortizing debt and fund new loan growth.

We continue to work on a number of financing alternatives to address our funding needs in 2008 and 2009 including increasing the size of our bank line of credit, accessing the long term debt market and additional asset backed secured financings. We are comfortable with our progress so far this year and will report additional progress as it occurs.

4) Can you give us more detail about the changes made to your collections forecasting model?  Why would there be a negative adjustment of 0.3% to 1999 vintage when 99.5% of the expected $ collections are done?

As of December 31, 2007 (the date we transitioned to the new forecasting method) we had realized 99.1% of forecasted collections relating to 1999 originations. Our forecast (using the prior method) for 1999 originations as of December 31, 2007 was 72.3% which means we expected to collect 0.65% over the remaining life of the loans. The new forecasting methodology reduced our forecast for 1999 originations from 72.3% to 72.0% meaning we now expect to collect 0.35% over the remaining life.

By way of background, our forecast covers collections expected to be received over the period that starts with the date the loan is originated and ends 120 months after this date. Although collections are received after 120 months, these are treated as recoveries and are accounted for as received.

On average, loans originated in 1999 had been on the books for 101 months as of December 31, 2007 meaning our forecast for these loans at December 31, 2007 covers 19 months (102-120 months after the origination date). Historically, when segmented by year of origination, the actual amount collected over months 102-120 ranges from 0.50% to 0.80% (data from loans originated 1991-1997).

As a result, our old forecast of 0.65% was roughly in the center of this historical average while the new forecast assumes remaining collections will be slightly worse than were actually recovered on loans in our historical data set. However, because the new forecast uses additional data fields not utilized by the prior forecast, we have reason to believe the new forecast is more accurate.

Although your question is a good one, we do not view the 0.30% revision as material. By way of comparison, collections after 120 months, which are not included in the forecast at all, historically have exceeded 1.00%.

5) How are you measuring and managing Purchase Loans differently then your traditional advance-dealer holdback program?

Other than eligibility requirements, which are more selective for the Purchase Program, the programs are managed in the same way.

6) With greater risk, can one assume that the capital invested in the Purchase program will generate significantly higher returns?

As we said in our press release, Purchased Loans written to date have lower returns than Dealer Loans written over the same period, but are expected to produce higher per unit Economic Profit. Up until recently, we have viewed the additional Economic Profit per loan to be adequate compensation for the additional risk. However, in response to the current capital environment, we are currently transitioning to a different pricing strategy that will increase the premium received on Purchased Loans.

7) Your purchase loan unit volume generated in 2007 came to 17.3% of total unit loans and this figure rose to 29.7% in the first quarter of 2008. Do you plan to cap this program at a set percentage of your total unit loan volume?

We prefer to manage the Purchase Program through pricing adjustments rather than by capping the volume at a set percentage.

8) Finally, your purchased loan program provides for no backend payments to the dealer that originates them. Given that they have “no skin in the game” once the loan has been sold, should the stockholders be concerned about the quality of these loans? Does the CACC/dealer partnership become diluted because of the loan purchase program?

The lack of “skin in the game”, was one reason we decided to carefully test the viability of the Purchase program through a pilot program in early 2005. After accumulating enough performance data to gain confidence that we could forecast Purchase Loan performance accurately, we began to expand the program. In early 2007, we accelerated the expansion of the Purchase Program as another way to grow loan volume profitably in a difficult competitive environment. Because the spread between the return on capital and the cost of capital is significant, we believe that it is very likely that Purchase Loans would provide incremental profitability, even if the loans performed worse than we expected.